Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFLINK COMPANY CONTACT:	SAFLINK PRESS CONTACT:
SAFLINK Corporation	Sterling Communications
Thomas Doggett, Marketing & Comm. Mgr.	Kate Andrejack
(800) 762-9595	(253)-853-5030
tdoggett@saflink.com	kandrejack@sterlingpr.com

SAFLINK® CORP. ANNOUNCES PATENT ALLOWANCE

Company granted allowance for a Patent on System and Method

for Authenticating Users in a Computer Network

BELLEVUE, WA – (August 11, 2003) – SAFLINK® Corporation (NASDAQ: SFLK), a leading developer, marketer, and integrator of biometric security solutions, announced today that it will soon be receiving a patent from the United States Patent and Trademark Office (PTO) for SAFLINK’s patent application concerning a System and Method for Authenticating Users in a Computer Network. A Notice of Allowance was received from the PTO and the issue fee has been paid. According to the PTO, the patent is ready for issue.

Description of the patent application

The patent application, entitled “System and Method for Authenticating Users in a Computer Network,” describes what SAFLINK believes is a fundamental method for controlling access to a computer network using biometric authentication. This method provides the flexibility administrators need to tailor biometric security for users within their organization

“We are very pleased with the breadth of the patent application, and believe that the PTO has recognized our rights as inventors of this key capability,” said Greg Jensen, CTO of SAFLINK. “We believe the patent will provide meaningful protection for our IP in this area. We are investigating measures to enforce our rights, as well as additional ways to leverage our intellectual property. In our 11 years of developing security solutions, we have learned that companies seeking to provide enterprise-class biometric software solutions need to employ the administrator-controlled policies outlined in our patent to satisfy even the most basic customer requirements.”

“Although the claims in this patent may seem common and straightforward today, at the time we invented our solution they were ground-breaking ideas,” said Todd Dewey, SVP of Sales and Marketing for SAFLINK. “We believe this invention is essential to implementing an effective and efficient biometric authentication system in most enterprise networks. Our invention has paved the way for biometric technologies to be widely adopted for modern initiatives such as the Department of Defense’s CAC and the Transportation Security Administration’s TWIC programs.”

Seeking additional protection

SAFLINK is also seeking additional patent protection for a number of key elements of their product line. SAFLINK will continue to pursue patent protection as it seeks to strengthen the intellectual property position it has developed over the last 11 years.

SAFLINK’s solution

SAFLINK’s unique solution provides policy makers and network administrators tight control over the selection of biometric devices and security levels used to protect access to network resources. This level of control is highly configurable, allowing specific devices—such as finger, iris, face, and voice authentication—and security levels to be mandated for specific users, for groups of users, for certain computers used to access confidential information or resources, and even for each document, report, or other information that must be protected. Since network security is used to control all access points—web, wireless, and internal—it must be flexible to the existing software solutions for each of those access points.

In addition, this solution can automatically adapt to the enterprise network and determine what security policies are followed based on the logon technologies available to each end user each time they logon or are authenticated.

“At the core of this invention is the concept that the most convenient, secure, and cost-effective way for a user to access electronic assets is with biometric technology,” said Jensen. “The type of biometric technology utilized is determined by an administrator-controlled policy. This key capability provides a level of flexibility we believe is required for the rollout of biometric security in the large enterprise. This belief is supported by ongoing requirements for this level of flexibility in both government and commercial biometric security programs in progress today.”

About SAFLINK

SAFLINK Corporation brings “The Power of Biometric Authentication”TM to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, protect intellectual property, secure information assets, and eliminate passwords. These solutions are designed to safeguard and simplify access to electronic systems and online services. For more information, please see the Company’s website at www.saflink.com or call

800-762-9595.

NOTE: “SAFLINK,” “SAFsolution,” and “The Power of Biometric Authentication” are registered trademarks of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

PR 03-27